Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, October 27, 2017

LyondellBasell Reports Third Quarter 2017 Earnings

Third Quarter 2017 Highlights

•	Income from continuing operations: $1.1 billion

•	EBITDA: $1.8 billion

•	Quarterly diluted earnings per share: $2.67 per share

•	Impacts from Hurricane Harvey partially offset by margin improvements

•	Dividends and share repurchases totaled $652 million; repurchased 3.1 million shares during the third quarter

•	Senior unsecured debt raised to BBB+ by S&P Global Ratings

Comparisons with the prior quarter and third quarter 2016 are available in the following table:

Table 1—Earnings Summary

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars (except share data)	2017	2017	2016	2017	2016
Sales and other operating revenues	$8,516	$8,403	$7,365	$25,349	$21,436
Net income(a)	1,056	1,130	953	2,983	3,074
Income from continuing operations(b)	1,058	1,134	955	2,997	3,077
Diluted earnings per share (U.S. dollars):
Net income(c)	2.67	2.81	2.30	7.46	7.23
Income from continuing operations(b)	2.67	2.82	2.31	7.49	7.24
Diluted share count (millions)	395	402	414	400	424
EBITDA(d)	1,821	1,970	1,606	5,408	5,196

(a)	Includes net (income) loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the third quarter 2017 of $1.1 billion, or $2.67 per share. In September, LyondellBasell’s interest in the Geosel pipeline and storage system in France was sold for an after-tax gain of $103 million that increased third quarter earnings by $0.26 per share. Third quarter 2017 EBITDA was $1.8 billion.

LyondellBasell Industries	1
www.lyb.com

“LyondellBasell’s portfolio of global businesses demonstrated strong performance in the third quarter with EBITDA in our Intermediates and Derivatives segment improving by more than 30% relative to the third quarter of 2016 and continued strong results from our Olefins and Polyolefins – Europe, Asia and International segment,” said Bob Patel, LyondellBasell CEO.

On the U.S. Gulf Coast, our commitment to hurricane preparedness enabled safe plant operations during Hurricane Harvey. We are deeply grateful for the selfless dedication and commitment of our employees toward both restoring our businesses and supporting our communities during this unprecedented storm. We estimate that lost sales volumes valued at third quarter margins and additional related costs due to the storm impacted third quarter results by approximately $200 million. Margin improvements during September provided a partial offset to the lost production and higher costs,” Patel said.

“During the third quarter, LyondellBasell advanced our growth strategy by opening a new polypropylene compounds plant in China and reaching final investment decision for our next propylene oxide (PO) plant while generating approximately $1.5 billion of cash flow from operating activity and returning $652 million to shareholders. With Standard & Poor’s raising our senior unsecured debt to BBB+, the rating on our long-term debt now matches our strong corporate investment-grade credit ratings,” said Patel.

OUTLOOK

“Hurricane Harvey reduced inventories across the petrochemical industry and contributed to further delays in the startup of new U.S. ethylene and derivative capacity. As the industry works to rebuild inventories during the fourth quarter, we expect global markets will remain tight to balanced for the remainder of 2017 and the industry will be better positioned to absorb capacity additions during 2018,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

LyondellBasell Industries	2
www.lyb.com

Olefins and Polyolefins—Americas (O&P-Americas) – Our O&P–Americas segment produces and markets olefins and co-products, polyethylene and polypropylene.

Table 2—O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$497	$738	$582	$1,794	$1,935
EBITDA	616	859	682	2,198	2,314

Three months ended September 30, 2017 versus three months ended June 30, 2017 – EBITDA decreased $243 million versus the second quarter 2017. Compared to the prior period, olefin results declined approximately $260 million. Ethylene margins fell approximately 5 cents per pound primarily due to increasing feedstock prices. Sales volumes also declined due to production outages related to Hurricane Harvey. Combined polyolefin results were relatively unchanged. Improvements in polyethylene volume and polyethylene spreads over ethylene were offset by reduced volumes in polypropylene combined with polypropylene prices lagging propylene price increases. Joint venture equity income decreased by $3 million.

Three months ended September 30, 2017 versus three months ended September 30, 2016 – EBITDA decreased $66 million versus the third quarter 2016. Olefin results declined approximately $130 million primarily due to a decrease in ethylene margin from reduced ethylene price and increased feedstock costs. Net ethylene production increased 8 percent due to planned maintenance and expansion in the third quarter 2016 at Corpus Christi and planned maintenance at Morris which exceeded the Harvey volume impacts in the third quarter 2017. Combined polyolefin results increased approximately $40 million primarily due to a polyethylene spread improvement over ethylene of approximately 5 cents per pound. Joint venture equity income declined by $4 million.

LyondellBasell Industries	3
www.lyb.com

Olefins and Polyolefins—Europe, Asia, and International (O&P-EAI) – Our O&P–EAI segment produces and markets olefins and co-products, polyethylene and polypropylene, including polypropylene compounds.

Table 3—O&P–EAI Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$460	$549	$447	$1,410	$1,228
EBITDA	698	699	584	1,926	1,669

Three months ended September 30, 2017 versus three months ended June 30, 2017 – EBITDA decreased by $1 million versus the second quarter 2017. The third quarter benefited $108 million from the sale of LyondellBasell’s interest in Geosel. Olefin results decreased approximately $100 million primarily due to declining co-product prices. Combined polyolefin results decreased approximately $10 million with reduced margins partially offset by increased volume. Joint venture equity income was relatively unchanged.

Three months ended September 30, 2017 versus three months ended September 30, 2016 – EBITDA increased by $114 million versus the third quarter 2016. The third quarter 2017 benefited $108 million from the sale of LyondellBasell’s interest in Geosel. Third quarter 2016 included an $11 million benefit from the restructuring of Asian polypropylene joint ventures and the sale of Australian polypropylene assets. Olefin results decreased by approximately $15 million as higher feedstock prices led to declining ethylene margins. Combined polyolefin results increased by approximately $10 million with increased sales volumes partially offset by declining polyethylene spreads. Joint venture equity income was relatively unchanged.

LyondellBasell Industries	4
www.lyb.com

Intermediates and Derivatives (I&D) – Our I&D segment produces and markets propylene oxide (PO) and its derivatives, oxyfuels and related products and intermediate chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4—I&D Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$329	$270	$240	$868	$822
EBITDA	402	339	304	1,080	1,027

Three months ended September 30, 2017 versus three months ended June 30, 2017 – EBITDA increased $63 million versus the second quarter 2017. PO and derivatives results increased approximately $25 million. Volumes improved resulting from the completion of planned maintenance at our plant in Botlek, The Netherlands in the second quarter which were partially offset by production losses in the third quarter due to Hurricane Harvey. Intermediate chemicals results increased approximately $15 million, primarily due to a 2 cent per pound improvement in styrene margins. Volumes declined for most intermediate chemicals except for an increase in methanol volumes due to the completion of second quarter planned maintenance. Oxyfuels and related products results increased by approximately $25 million primarily due to increased volumes from the completion of planned maintenance at Botlek. Joint venture equity income increased by $4 million.

Three months ended September 30, 2017 versus three months ended September 30, 2016 – EBITDA increased $98 million versus the third quarter 2016. PO and derivatives results increased by approximately $35 million as both margins and volumes improved. Intermediate chemicals results increased by approximately $85 million primarily due to margin improvements in styrene, methanol and ethylene glycol more than offset volume declines related to Hurricane Harvey. Oxyfuels and related products results declined by approximately $20 million primarily due to hurricane related production losses. Joint venture equity income was relatively unchanged.

LyondellBasell Industries	5
www.lyb.com

Refining – The primary products of this segment include gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5—Refining Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating loss	$10	($21)	($56)	($81)	($139)
EBITDA	58	25	(10)	53	(9)

Three months ended September 30, 2017 versus three months ended June 30, 2017 – EBITDA increased $33 million versus the second quarter 2017. The Houston refinery operated at 240,000 barrels per day, 25,000 barrels per day less than the prior quarter due to reduced rates as a result of Hurricane Harvey. A $2.27 increase in the Maya 2-1-1 to $21.81 was partially offset by unfavorable heavy to light differentials on by-product margins.

Three months ended September 30, 2017 versus three months ended September 30, 2016 – EBITDA increased $68 million versus the third quarter 2016. Third quarter 2017 throughput increased by 31,000 barrels per day with operational disruptions in the third quarter of 2016 exceeding reduced rates in the third quarter 2017 due to Hurricane Harvey. A $2.83 increase in the Maya 2-1-1 to $21.81 was partially offset by unfavorable heavy to light differentials on by-product margins.

Technology Segment – Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6—Technology Financial Overview

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
Millions of U.S. dollars	2017	2017	2016	2017	2016
Operating income	$36	$39	$35	$125	$170
EBITDA	47	48	45	155	201

Three months ended September 30, 2017 versus three months ended June 30, 2017 – EBITDA decreased by $1 million versus the second quarter 2017.

Three months ended September 30, 2017 versus three months ended September 30, 2016 – EBITDA increased by $2 million versus the third quarter 2016.

LyondellBasell Industries	6
www.lyb.com

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $318 million during the third quarter 2017. Our cash and liquid investment balance was $3.1 billion at September 30, 2017. We repurchased 3.1 million shares during the third quarter 2017, leaving 394 million common shares outstanding as of September 30, 2017. The company paid dividends of $356 million during the third quarter of 2017.

CONFERENCE CALL

LyondellBasell will host a conference call October 27 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT October 27 until November 27 at 11:59 p.m. EST. The replay dial-in numbers are 866-448-2572 (U.S.) and 203-369-1168 (international). The pass code for each is 2526.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its 13,000 employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, and improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road. LyondellBasell sells products into approximately 100 countries and is the world’s largest licensor of polyolefin and polypropylene technologies. More information about LyondellBasell can be found at www.lyondellbasell.com.

LyondellBasell Industries	7
www.lyb.com

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2016, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

LyondellBasell Industries	8
www.lyb.com

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:        David Rosen +1 713-309-7575

Investor Contact:     David Kinney +1 713-309-7141

LyondellBasell Industries	9
www.lyb.com

Table 7—Reconciliation of Segment Information to Consolidated Financial Information (a)

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins—Americas	$2,115	$2,211	$2,342	$2,409	$9,077	$2,604	$2,547	$2,449	$7,600
Olefins & Polyolefins—EAI	2,578	2,721	2,634	2,646	10,579	3,024	3,008	3,152	9,184
Intermediates & Derivatives	1,702	1,769	1,805	1,950	7,226	2,150	2,014	2,077	6,241
Refining	955	1,289	1,330	1,561	5,135	1,353	1,713	1,670	4,736
Technology	132	129	102	116	479	120	107	98	325
Other/elims	(739)	(791)	(848)	(935)	(3,313)	(821)	(986)	(930)	(2,737)

Continuing Operations	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$8,516	$25,349

Operating income (loss):
Olefins & Polyolefins—Americas	$707	$646	$582	$458	$2,393	$559	$738	$497	$1,794
Olefins & Polyolefins—EAI	358	423	447	266	1,494	401	549	460	1,410
Intermediates & Derivatives	255	327	240	236	1,058	269	270	329	868
Refining	(30)	(53)	(56)	40	(99)	(70)	(21)	10	(81)
Technology	73	62	35	51	221	50	39	36	125
Other	(3)	(2)	1	(3)	(7)	1	2	—	3

Continuing Operations	$1,360	$1,403	$1,249	$1,048	$5,060	$1,210	$1,577	$1,332	$4,119

Depreciation and amortization:
Olefins & Polyolefins—Americas	$90	$88	$87	$97	$362	$118	$107	$105	$330
Olefins & Polyolefins—EAI	55	58	58	58	229	59	58	60	177
Intermediates & Derivatives	70	69	62	68	269	69	68	69	206
Refining	43	40	40	40	163	40	44	49	133
Technology	10	11	10	10	41	10	9	11	30

Continuing Operations	$268	$266	$257	$273	$1,064	$296	$286	$294	$876

EBITDA: (b)
Olefins & Polyolefins—Americas	$878	$754	$682	$563	$2,877	$723	$859	$616	$2,198
Olefins & Polyolefins—EAI	509	576	584	398	2,067	529	699	698	1,926
Intermediates & Derivatives	326	397	304	306	1,333	339	339	402	1,080
Refining	14	(13)	(10)	81	72	(30)	25	58	53
Technology	83	73	45	61	262	60	48	47	155
Other	(3)	(4)	1	(3)	(9)	(4)	—	—	(4)

Continuing Operations	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$1,821	$5,408

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins—Americas	$303	$339	$384	$350	$1,376	$202	$179	$165	$546
Olefins & Polyolefins—EAI	81	60	48	72	261	47	32	44	123
Intermediates & Derivatives	76	80	90	87	333	77	107	79	263
Refining	57	71	51	45	224	84	79	21	184
Technology	6	9	9	12	36	7	6	8	21
Other	4	4	4	1	13	4	4	1	9

Continuing Operations	$527	$563	$586	$567	$2,243	$421	$407	$318	$1,146

(a)	EBITDA for the first quarter of 2016 includes a pre-tax lower of cost or market inventory valuation (“LCM”) charge of $68 million and a $78 million pre-tax-gain on the sale of our wholly owned Argentine subsidiary. Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 EBITDA also includes a pre-tax LCM charge of $29 million.
(b)	See Table 8 for EBITDA calculation.

LyondellBasell Industries	10
www.lyb.com

Table 8—EBITDA Calculation

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net income(a)	$1,030	$1,091	$953	$763	$3,837	$797	$1,130	$1,056	$2,983
Loss from discontinued operations, net of tax	—	1	2	7	10	8	4	2	14

Income from continuing operations(a)	1,030	1,092	955	770	3,847	805	1,134	1,058	2,997
Provision for income taxes	432	346	326	282	1,386	315	459	380	1,154
Depreciation and amortization	268	266	257	273	1,064	296	286	294	876
Interest expense, net(b)	77	79	68	81	305	201	91	89	381

EBITDA(c)	$1,807	$1,783	$1,606	$1,406	$6,602	$1,617	$1,970	$1,821	$5,408

(a)	The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary.

The second quarter of 2016 includes an after-tax benefit of $47 million for the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period. Fourth quarter 2016 also includes an $18 million after-tax LCM charge. The third quarter of 2017 includes an after-tax gain of $103 million on the sale of our interest in Geosel.

(b)	Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a pre-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary.

Second quarter 2016 EBITDA includes a pre-tax LCM benefit of $68 million for the reversal of the first quarter 2016 LCM adjustment. Fourth quarter 2016 also includes a pre-tax LCM charge of $29 million. Third quarter 2017 EBITDA includes a pre-tax gain of $108 million on the sale of our interest in Geosel.

LyondellBasell Industries	11
www.lyb.com

Table 9—Selected Segment Operating Information

	2016					2017
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Olefins and Polyolefins—Americas
Volumes (million pounds)
Ethylene produced	2,392	1,899	1,939	2,173	8,403	2,486	2,606	2,088	7,180
Propylene produced	832	748	575	660	2,815	597	821	671	2,089
Polyethylene sold	1,554	1,426	1,517	1,485	5,982	1,533	1,404	1,454	4,391
Polypropylene sold	612	582	659	623	2,476	644	634	624	1,902
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	33.63	46.01	44.94	49.29	43.56	51.78	48.15	48.20	49.36
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	35.34	47.39	46.52	50.60	45.03	53.39	50.17	51.67	51.73
Houston Ship Channel natural gas (USD per million BTUs)	1.93	2.06	2.79	3.01	2.45	2.96	3.14	2.92	3.01
U.S. weighted average cost of ethylene production (cents/pound)	9.8	12.0	10.6	14.3	11.7	11.8	12.5	16.1	13.5
U.S. ethylene (cents/pound)	26.7	30.3	33.0	32.7	30.7	33.1	31.9	31.9	32.3
U.S. polyethylene [high density] (cents/pound)	52.3	59.0	60.7	58.3	57.6	57.3	59.0	60.7	59.0
U.S. propylene (cents/pound)	31.0	32.7	37.8	36.2	34.4	47.2	41.0	41.7	43.3
U.S. polypropylene [homopolymer] (cents/pound)	67.8	61.7	60.2	55.8	61.4	66.2	59.0	60.2	61.8
Olefins and Polyolefins—Europe, Asia, International
Volumes (million pounds)
Ethylene produced	950	941	1,066	946	3,903	1,022	1,069	1,046	3,137
Propylene produced	555	577	649	563	2,344	598	632	620	1,850
Polyethylene sold	1,434	1,386	1,315	1,330	5,465	1,421	1,370	1,525	4,316
Polypropylene sold	1,773	1,617	1,509	1,582	6,481	1,714	1,530	1,738	4,982
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	16.3	21.2	17.9	23.8	19.8	22.7	17.6	18.9	19.7
Western Europe ethylene	38.4	41.1	42.3	43.1	41.2	46.2	47.1	44.2	45.8
Western Europe polyethylene [high density]	55.4	57.6	55.7	55.2	56.0	58.2	59.5	56.6	58.1
Western Europe propylene	26.3	28.8	30.7	33.3	29.8	37.0	39.3	36.4	37.6
Western Europe polypropylene [homopolymer]	46.5	49.5	49.5	51.7	49.3	56.3	60.1	57.4	58.0
Intermediates and Derivatives
Volumes (million pounds unless otherwise indicated)
Propylene oxide and derivatives	793	743	752	749	3,037	786	748	793	2,327
Intermediate Chemicals:
Ethylene oxide and derivatives	301	233	224	329	1,087	292	297	275	864
Styrene monomer	917	933	911	933	3,694	992	924	845	2,761
Acetyls	702	821	751	776	3,050	825	672	715	2,212
Oxyfuels and Related Products:
TBA Intermediates	415	391	410	361	1,577	383	332	359	1,074
MTBE/ETBE (million gallons)	270	278	298	264	1,110	239	263	289	791
Benchmark Market Margins (cents per gallon)
MTBE—Northwest Europe	44.4	78.7	55.3	50.6	57.2	49.5	67.3	59.8	58.6
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	186	183	209	228	201	193	265	240	233
Benchmark Market Margins
Light crude oil—2-1-1	8.67	11.52	11.46	11.20	10.73	11.86	13.26	16.71	13.94
Light crude oil—Maya differential	9.19	9.55	7.52	7.80	8.51	8.78	6.28	5.10	6.71

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

LyondellBasell Industries	12
www.lyb.com

Table 10—Unaudited Income Statement Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues	$6,743	$7,328	$7,365	$7,747	$29,183	$8,430	$8,403	$8,516	$25,349
Cost of sales(a)	5,166	5,702	5,903	6,420	23,191	6,991	6,601	6,939	20,531
Selling, general and administrative expenses	193	199	188	253	833	204	200	218	622
Research and development expenses	24	24	25	26	99	25	25	27	77

Operating income(a)	1,360	1,403	1,249	1,048	5,060	1,210	1,577	1,332	4,119
Income from equity investments	91	117	81	78	367	81	78	81	240
Interest expense, net(b)	(77)	(79)	(68)	(81)	(305)	(201)	(91)	(89)	(381)
Other income (expense), net(c)	88	(3)	19	7	111	30	29	114	173

Income from continuing operations before income taxes(a) (b) (c)	1,462	1,438	1,281	1,052	5,233	1,120	1,593	1,438	4,151
Provision for income taxes	432	346	326	282	1,386	315	459	380	1,154

Income from continuing operations(d)	1,030	1,092	955	770	3,847	805	1,134	1,058	2,997
Loss from discontinued operations, net of tax	—	(1)	(2)	(7)	(10)	(8)	(4)	(2)	(14)

Net income(d)	1,030	1,091	953	763	3,837	797	1,130	1,056	2,983
Net (income) loss attributable to non-controlling interests	—	—	(1)	—	(1)	—	1	1	2

Net income attributable to the Company shareholders(d)	$1,030	$1,091	$952	$763	$3,836	$797	$1,131	$1,057	$2,985

(a)	Amounts presented herein include pre-tax LCM charges of $68 million and $29 million in the first and fourth quarters of 2016, respectively. A pre-tax benefit of $68 million in the second quarter of 2016 reflects the reversal of the first quarter 2016 LCM adjustment due to price recoveries during the period.
(b)	Includes pre-tax charges totaling $113 million in the first quarter of 2017 related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019.
(c)	Includes a $78 million gain in the first quarter of 2016 on the sale of our wholly owned Argentine subsidiary; a pre-tax gain of $31 million in the first quarter of 2017 on the sale of our Lake Charles, Louisiana site currently used as a logistics terminal; and a pre-tax gain of $108 million in the third quarter of 2017 on the sale of our interest in Geosel.
(d)	Amounts presented herein include after-tax LCM charges of $47 million and $18 million in the first and fourth quarters of 2016, respectively. The second quarter of 2016 includes an after-tax benefit of $47 million for the partial reversal of the first quarter 2016 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 also includes a $78 million gain on the sale of our wholly owned Argentine subsidiary. The first quarter of 2017 includes after-tax charges totaling $106 million related to the repayment of $1,000 million aggregate principal amount of our outstanding 5% senior notes due 2019. The third quarter of 2017 includes a $103 million after-tax gain for sale of our interest in Geosel.

LyondellBasell Industries	13
www.lyb.com

Table 11—Charges (Benefits) Included in Income from Continuing Operations

	2016					2017
					Annual
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Impact	Q1	Q2	Q3	YTD
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$—	$—	$—	$113	$—	$—	$113
Out of period tax adjustment	—	—	—	61	74	—	—	—	—
Gain on sale of wholly owned subsidiary	(78)	—	—	—	(78)	—	—	—	—
Lower of cost or market inventory adjustment	68	(68)	—	29	29	—	—	—	—
Pension settlement charge	—	—	—	58	58	—	—	—	—
Gain on sale of Geosel	—	—	—	—	—	—	—	(108)	(108)

Total pretax charges (benefits)	(10)	(68)	—	148	83	113	—	(108)	5
Provision for (benefit from) income tax related to these items	(21)	21	—	(32)	(32)	(7)	—	5	(2)

After-tax effect of net charges (benefits)	$(31)	$(47)	$—	$116	$51	$106	$—	$(103)	$3

Effect on diluted earnings per share	$0.07	$0.11	$—	$(0.29)	$(0.12)	$(0.26)	$—	$0.26	$(0.01)

LyondellBasell Industries	14
www.lyb.com

Table 12—Unaudited Cash Flow Information

	2016					2017
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net cash provided by operating activities(a)	$1,300	$1,261	$1,332	$1,713	$5,606	$678	$1,560	$1,486	$3,724
Net cash used in investing activities(b)	(600)	(471)	(459)	(771)	(2,301)	(541)	(513)	(200)	(1,254)
Net cash used in financing activities (a)	(333)	(1,039)	(1,195)	(782)	(3,349)	(537)	(822)	(832)	(2,191)

(a)	In the second quarter of 2017, the early adoption of ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments resulted in the reclassification of cash flows related to debt extinguishment costs incurred in the first quarter of 2017 from operating to financing activities cash flows.
(b)	Also in the second quarter of 2017, the early retrospective adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash requires the inclusion of restricted cash and restricted cash equivalents in the cash and cash equivalents balances in our Statements of Cash Flows.

LyondellBasell Industries	15
www.lyb.com

Table 13—Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
(Millions of U.S. dollars)	2016	2016	2016	2016	2017	2017	2017
Cash and cash equivalents	$1,318	$1,060	$740	$875	$485	$734	$1,204
Restricted cash	4	4	4	3	1	6	7
Short-term investments	1,332	1,023	1,090	1,147	1,176	1,278	1,295
Accounts receivable, net	2,683	2,806	2,852	2,842	3,292	3,086	3,275
Inventories	3,978	4,009	4,015	3,809	3,875	4,007	4,177
Prepaid expenses and other current assets	1,009	1,081	852	923	852	964	1,104

Total current assets	10,324	9,983	9,553	9,599	9,681	10,075	11,062
Property, plant and equipment, net	9,373	9,681	10,057	10,137	10,361	10,551	10,737
Investments and long-term receivables:
Investment in PO joint ventures	398	390	399	415	409	423	428
Equity investments	1,734	1,610	1,681	1,575	1,672	1,595	1,644
Other investments and long-term receivables	18	18	17	20	20	18	19
Goodwill	548	542	543	528	531	559	570
Intangible assets, net	618	588	562	550	517	499	480
Other assets	559	623	607	618	577	398	303

Total assets	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118	$25,243

Current maturities of long-term debt	$4	$4	$3	$2	$2	$2	$3
Short-term debt	594	616	621	594	611	561	381
Accounts payable	2,243	2,357	2,329	2,529	2,627	2,317	2,735
Accrued liabilities	1,600	1,374	1,357	1,415	1,139	1,251	1,493

Total current liabilities	4,441	4,351	4,310	4,540	4,379	4,131	4,612
Long-term debt	8,504	8,485	8,464	8,385	8,419	8,496	8,531
Other liabilities	2,125	2,143	2,151	2,113	2,130	2,253	2,326
Deferred income taxes	2,134	2,149	2,387	2,331	2,353	2,370	2,447
Stockholders’ equity	6,344	6,283	6,082	6,048	6,462	6,866	7,326
Non-controlling interests	24	24	25	25	25	2	1

Total liabilities and stockholders’ equity	$23,572	$23,435	$23,419	$23,442	$23,768	$24,118	$25,243

LyondellBasell Industries	16
www.lyb.com